EXHIBIT 16.1

May 29, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 30, 2003, of Interactive Intelligence, Inc. and are in agreement with the statements contained in the paragraphs of 4(a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP